Exhibit 1.01

Manitex International, Inc.

Conflict Minerals Report

For The Year Ended December 31, 2023

Introduction and Summary

This report for the year ended December 31, 2023 is presented to comply with Rule 13p-1 under the Securities Exchange Act of 1934 (the Rule). The Rule was adopted by the Securities and Exchange Commission (“SEC”) and imposes certain reporting obligations on SEC registrants whose manufactured products contain conflict minerals that are necessary to the functionality or production of their products. The term “conflict minerals” is defined in Section 13(p) as (A) cassiterite, columbite-tantalite (coltan), gold, wolframite, and their derivatives, as limited by the Rule, tin, tantalum, tungsten, and gold (“3TG”); or (B) any other mineral or its derivatives determined by the Secretary of State to be financing conflict in the Democratic Republic of Congo (“DRC”) or any adjoining country that shares an internationally recognized border with the DRC (collectively referred to as the “Covered Countries”). Manitex International has reason to believe that some of the 3TGs present in their supply chain may have originated in the Covered Countries. We are unable with absolute assurance to determine the origin of the 3TG in our products and therefore cannot exclude the possibility that some may have originated in the Covered Countries. For that reason, we are required under the Rule to submit to the SEC a Conflict Minerals Report (CMR) as an Exhibit to Form SD.

Manitex International is committed to complying with the requirements of the Rule and upholding responsible sourcing practices. As such, the Company has put into place a robust due diligence program to ensure its contributions to upholding human rights and responsible practices across the supply chain.

Caution Concerning Forward-Looking Statements

Certain statements in this report may be “forward-looking” within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “expects,” “intends,” “plans,” “projects,” “believes,” and “estimates,” “targets,” “anticipates,” and similar expressions are used to identify these forward-looking statements. Examples of forward-looking statements include statements relating to our future plans, and any other statement that does not directly relate to any historical or current fact. Forward-looking statements are based on our current expectations and assumptions, which may not prove to be accurate. These statements are not guarantees and are subject to risks, uncertainties and changes in circumstances that are difficult to predict. Actual outcomes and results may differ materially from these forward-looking statements. As a result, these statements speak only as of the date they are made and we undertake no obligation to update or revise any forward-looking statement, except as required by federal securities laws.

1.	Company & Product Overview

The Company is a leading provider of engineered lifting solutions and equipment rentals. Following the completion of the Rabern acquisition on April 11, 2022, the Company reports in two business segments and has five operating segments, under which there are five reporting units. The Company designs, manufactures and distributes a diverse group of products that serve different functions and are used in a variety of industries.

Lifting Equipment Segment

Manitex, Inc. (“Manitex”) markets a comprehensive line of boom trucks, truck cranes, aerial platforms and electrical industrial cranes. Manitex’s boom trucks and crane products are primarily used for industrial projects, energy exploration, energy distribution, and infrastructure development, including roads, bridges, commercial construction, and the tree care industry.

PM Oil and Steel S.p.A. (“PM” or “PM Group”), formerly known as PM Group S.p.A., is a leading Italian manufacturer of truck-mounted hydraulic knuckle boom cranes with a 65-year history of technology and innovation, and a product range spanning more than 50 models. PM is also a manufacturer of truck-mounted aerial platforms with a diverse product line and an international client base.

Manitex Valla S.r.L. (“Valla”) produces a full range of precision pick and carry industrial cranes using electric, diesel, and hybrid power options. Its cranes offer wheeled or tracked, and fixed or swing boom configurations, with special applications designed specifically to meet the needs of its customers. These products are sold internationally through dealers and into the rental distribution channel.

Crane and Machinery, Inc. (“C&M”) is a distributor of the Company’s products as well as other cranes. Crane and Machinery Leasing, Inc. (“C&M Leasing”) rents equipment manufactured by the Company as well as a limited amount of equipment manufactured by third parties.

Rental Equipment Segment

Rabern Rentals, LLC. The Company’s majority-owned subsidiary, Rabern, rents heavy duty and light duty commercial construction equipment, mainly to commercial contractors on a short-term rental basis. The Company also rents equipment to homeowners for do-it-yourself projects. Rabern has three branches located in the greater Amarillo, Texas market and has recently opened its fourth location in Lubbock, Texas.

This report has been prepared by management of Manitex International, Inc. (herein referred to as “Manitex International,” the “Company,” “we,” “us,” or “our”). The information includes the activities of all majority-owned subsidiaries, except as may be noted above.

Our Conflict Minerals Policy is a part of our Compliance with Laws and Business Integrity and Ethics Policy (Code of Ethics) and can be found on the Manitex International website (http://www.manitexinternational.com) under the Investor Relations heading “Code of Ethics” and at: https://www.manitexinternational.com/our-values.

2.	Description of RCOI

Manitex International’s reasonable country of origin inquiry (RCOI) employed a combination of measures to determine whether the necessary 3TGs in Manitex International’s products originated from the Covered Countries. Manitex International’s primary means of determining country of origin of necessary 3TGs was by conducting a supply chain survey with direct in-scope suppliers using the RBA-GeSI conflict minerals reporting template (“CMRT”), version 6.31 or higher.

Manitex International, Inc. designs, manufactures and markets a portfolio of highly engineered and customizable lifting equipment, spanning boom truck, telescopic and rough terrain and industrial cranes, including parts support for all products. C&M is a distributor of the Company’s products as well as other cranes. C&M Leasing rent equipment manufactured by the Company as well as equipment manufactured by third parties.

To compile a list of suppliers to be contacted for our conflict minerals survey process, Manitex International identified well over two thousand potential suppliers supporting our various segments and providing thousands of parts from fully assembled flatbed trucks, which we build our cranes on, to prefabricated steel booms and components as well as hundreds of other parts such as electronic components, electrical wiring, lighting, computers, and other smaller parts which may be integral to the operation and functioning of our completed products. As it is expected that some of our components could contain one or more of the 3TG minerals, it was decided to conduct a survey of all our production related suppliers.

In 2023, Manitex International continued its scoping process of the listing of suppliers from each of its subsidiaries. This list was filtered to remove service providers and any non-product related suppliers.

This process allowed Manitex International to compile a list of 697 suppliers across our various different divisions. The process helped to ensure that all suppliers surveyed provided items to Manitex International that were used in final products in the year 2023. Once the filtering was completed, Manitex International populated the list with contact information and then provided the list to Assent Compliance for upload to their Assent Compliance Manager SaaS (Software as a Solution) system.

It was deemed appropriate to not further filter this list based on the necessity of the presence of 3TGs in the product as Manitex International could not definitively determine the presence or absence of 3TGs in all parts supplied to them for their products. As part of the CMRT, question 1 allows for further analysis of the supplier, as it asks suppliers whether any of the 3TGs are necessary to the functionality or production of their products. Assent conducts additional analysis of the supply chain and, combined with supplier feedback, suppliers provided a response that allowed Assent and Manitex International to remove these suppliers from the scope of the conflict minerals analysis. The factors considered in Assent’s secondary analysis and the information provided that removed these suppliers from scope include:

•	The supplier supplies no product other than packaging. (Labels do not count as packaging)

•

The supplier supplies only parts that do not end up in the final product. (This includes equipment used to make the product but is not a part of the actual product itself. i.e. Industrial equipment, computers etc.)

•	The supplier is a Test Lab (i.e. Providers that test the resistance or durability of a product).

•	The supplier is a Service Provider (i.e. any supplier that provides a service but not an actual physical part).

•	The supplier has not supplied anything to Manitex International in the last 2 years.

During the supplier survey, suppliers were contacted via the Assent Compliance Manager, a SaaS platform that enables its users to complete and track supplier communications as well as allow suppliers to upload completed CMRTs directly to the platform for risk assessment and management. Non-responsive suppliers were contacted a minimum of 3 times by the Assent Compliance Manager and then were also managed by the Assent Compliance Support team in one-on-one communications.

Assent communications includes training and education on the completion of the CMRT to alleviate any confusion with suppliers. As an improvement to our program, for 2023 we continued to utilize Assent’s Learning Management System, Assent University, and provided all in-scope suppliers access to their Conflict Minerals training course. All suppliers are encouraged to complete all modules within this course. All communications were monitored and tracked in Assent’s system for future reporting and transparency.

Using Assent, we maintained our automated data validation practices on all submitted CMRTs. The goal of data validation is to increase the accuracy of submissions and identify any contradictory answers in the CMRT. This data validation is based on:

•	Questions 1 and 2 are minimum requirements for the CMRT

•

If suppliers state (via Q1 and Q2) that their products do not contain 3TGs necessary to the function or production of said products then no further information is required and no further data validation is completed.

•	Question 3 – Do any of your 3TGs originate from the covered countries?

•	Any supplier that has any 3TGs from the covered countries, even 1 positive response from their supply chain must answer yes.

•	Question 4 – is 100% of the 3TG in question from a recycled source?

•	Question 5 – Have you received info from all relevant 3TG Suppliers?

•	If you are not at 100%, then you can’t make definitive statements for Questions 3, 4 and 6

•	Question 6 – Have you identified all your Smelters?

•	If the answer here is yes, then question 5 must be yes. This also impacts question 3.

All submitted forms are accepted and classified as valid or invalid (incorrect) so that data is still retained. Suppliers are contacted in regards to invalid forms and are encouraged to resubmit a valid (corrected) form. As of May 20 2024, there were 3 invalid supplier submissions.

Based on the RCOI, we had reason to believe that some of the 3TGs may have originated from the Covered Countries, therefore, in accordance with the Rule, performed due diligence on the source and chain of custody of the conflict minerals in question.

3.	Due Diligence Process

Design of Due Diligence

Our due diligence measures have been designed to conform, in all material respects, with the framework in The Organisation for Economic Co-operation and Development (OECD) Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas (OECD Guidance) and the related Supplements for gold and for tin, tantalum and tungsten. The Guidance identifies five steps for due diligence that should be implemented and provides guidance as to how to achieve each step. We developed our due diligence process to address each of these five steps.

Due diligence requires the Company’s necessary reliance on data provided by direct suppliers and third-party audit programs. There is a risk of incomplete or inaccurate data as the process cannot fully be owned by the Company. However, through continued outreach and process validation, this aligns with industry standards and market expectations for downstream companies’ due diligence.

Step 1: Establish Strong Company Management Systems

As described above, Manitex International, Inc. has adopted a company policy on conflict minerals in its Code of Ethics, which is posted on our website at https://www.manitexinternational.com/our-values.

Internal Compliance Team

Manitex International has established a management system for conflict minerals. Our project leader is the Director of Accounting and Financial Reporting. The project sponsor is our Principal Financial Officer and our team consists of various personnel from each of our subsidiaries and is supplemented by Assent Compliance. The team is responsible for implementing our conflict minerals compliance strategy and is led by our Director of Accounting and Financial Reporting who acts as the conflict minerals program manager. Senior management is briefed about the results of our due diligence efforts periodically.

Control Systems

Controls include, but are not limited to, our Code of Ethics which outlines expected behaviors for all Manitex International’s employees and suppliers. We rely on our direct suppliers to provide information on the origin of the 3TG contained in components and materials supplied to us – including sources of 3TG that are supplied to them from lower tier suppliers.

Supplier Engagement

With respect to the OECD requirement to strengthen engagement with suppliers, we have, through Assent, provided education on the Conflict Minerals regulation as well as the expectations of the law and for a continued business relationship, leveraged the existing communications within the company, specifically procurement to encourage their interactions with Assent as well as understand the requirement for completion. Manitex International has leveraged processes in order to ensure non-English speaking suppliers have access to a free platform to upload their CMRTs, help desk support and other multilingual resources. Manitex International’s suppliers are able to leverage Assent’s team of supplier support specialists to ensure they receive appropriate support and understand how to properly file a CMRT. Suppliers are provided guidance in their native language, if needed. In addition, our procurement Purchase Order terms and conditions include Conflict Minerals compliance requirements. Feedback from this engagement has allowed us to enhance the training, focus and adapt it to each user’s needs. It has also allowed for our supplier communications to be more focused and ensure expectations are clear.

Grievance Mechanisms

We have multiple longstanding grievance mechanisms whereby employees and suppliers can report violations of Manitex International’s policies. Manitex International is committed to supporting responsible sourcing of conflict minerals. As an international company it is our responsibility to create a framework within our corporate structure as to comply with the Conflict Minerals reporting rules of section 1502 of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

Any Covered Person (any employee of Manitex International and its operating subsidiaries) who becomes aware of a violation or potential violation of this policy must promptly report that information to a supervisor, or to a Board member or via our NAVEX communication system. NAVEX can be accessed on the Internet at http://manitexinternational.ethicspoint.com or by calling 1-833-713-1062 (toll free).

Maintain Records

We have adopted a policy to retain relevant documentation. Documentation will be retained for a period of 5 years. Our Service Provider (Assent Compliance) retains conflict minerals related documents, including supplier responses to CMRTs. This information is stored in a database hosted by our Service Provider.

Step 2: Identifying and Assessing Risks in Our Supply Chain.

In accordance with OECD Guidance, it is important to understand risk levels associated with conflict minerals in the supply chain. Risks are identified automatically in the Assent Compliance Manager system based on criteria established for supplier responses in the system. These risks are addressed by Assent Compliance Supply Chain staff and members of our Conflict Minerals team internally, who contact the supplier, gather pertinent data and perform an assessment of the supplier’s conflict minerals status.

The primary risk we identified with respect to the reporting period ended December 31st, 2023 related to the nature of the responses received. Many of the responses received provided data at a company or divisional level or were unable to specify the smelters or refiners used for 3TG in the components supplied to the Company.

Smelters not being certified DRC-Conflict Free pose a significant risk to the supply chain. Certain of the responses provided by suppliers to the CMRT included the names of facilities listed by the suppliers as smelters or refiners. We do not typically have a direct relationship with 3TG smelters and refiners and do not perform or direct audits of these entities within our supply chain. Assent compared these facilities listed in the responses to the list of smelters and refiners maintained by the Responsible Minerals Initiative (“RMI”) and, if a supplier indicated that the facility was certified as “Conflict-Free,” confirmed that the name was listed by RMI. As of May 20, 2024, we have validated 354 smelters or refiners and are working to validate the additional smelter/refiner entries from the submitted CMRTs. Due to the provision of primarily supplier-level CMRTs, we cannot definitively determine their connection to the Covered Products.

In the Assent Compliance Manager (the software used in conjunction with the services of our third-party service provider), each facility that meets the RMI definition of a smelter or refiner of a 3TG is assigned a risk of High, Medium and Low; this Risk rating is generated based on 5 scoring criteria:

•	Responsible Minerals Assurance Process (RMAP) audit status

•	Geographic proximity to the DRC and covered countries

•	Known or plausible evidence of unethical or conflict sourcing

•	Credible evidence of unethical or conflict sourcing

•	Peer Assessments conducted by credible third-party sources

As part of our risk management plan under the OECD Guidance, when facilities with red flags are reported on a CMRT by one of the suppliers surveyed, risk mitigation activities are initiated. Through Assent Compliance, submissions that include any red flag facilities immediately produce a receipt instructing the supplier to take their own risk mitigation actions, including submission of a product specific CMRT to better identify the connection to products that they supply to Manitex International, and escalating up to removal of these red flag smelters from their supply chain.

Additionally, suppliers are evaluated on program strength, further assisting in identifying risk in the supply chain. Although the Conflict Minerals regulation has been in effect for several years, many companies remain in the middle of the process and do not have many answers beyond “unknown”. It has been decided that penalizing or failing them for working through the process is likely not the best approach for compliance, it does not meet the goals or spirit of the Rule, however evaluating and tracking the strength of the program does meet the OECD expectation.

Due Diligence Guidelines can assist in making key risk mitigation decisions as the program progresses. The criteria used to evaluate the strength of the programs are:

A. Have you established a conflict minerals sourcing policy?

E. Have you implemented due diligence measures for conflict-free sourcing?

G. Do you review due diligence information received from your suppliers against your company’s expectations?

H. Does your review process include corrective action management?

When suppliers meet or exceed these criteria (Yes to at least A, E, G and H), they are deemed to have a strong program. When suppliers do not meet those criteria, they are deemed to have a weak program. This program categorization can be used in conjunction with other risk assessment factors to enable Manitex International to properly assess supplier relationships as needed to ensure compliance and risk mitigation. As of May 20, 2024, 31 suppliers were identified as having a weak program.

We believe that the inquiries and investigations described above represent a reasonable effort to determine the mines or locations of origin of the 3TGs in our Covered Products, including (1) seeking information about 3TG smelters and refiners in our supply chain through requesting that our suppliers complete the CMRT, (2) verifying those smelters and refiners with the expanding RMI lists, (3) conducting the due diligence review, and (4) obtaining additional documentation and verification, as applicable.

Step 3: Design and Implement a Strategy to Respond to Risks

Together with Assent, we have developed processes to assess and respond to the risks identified in our supply chain. In response to this risk assessment, the Company has a risk management plan, through which the conflict minerals program is implemented, managed, and monitored. As the program progresses, escalations are sent to nonresponsive suppliers to outline the importance of a response via CMRTs and to outline the required cooperation for compliance to the Conflict Minerals rules. We engage any of our suppliers whom we have reason to believe are supplying us with 3TGs from sources that may support conflict in the Covered Countries to establish an alternative source of 3TG that does not support such conflict, as provided in the OECD Guidance. Assent also communicates directly with smelters that have not yet been determined to be conformant with the RMAP in order to request sourcing information and encourage their involvement with the RMI program.

Step 4: Carry Out Independent Third-Party Audit of Supply Chain Due Diligence

We do not have a direct relationship with any 3TG smelters or refiners and do not perform or direct audits of these entities within our supply chain. Instead, we rely on third-party audits of smelters and refiners conducted as part of RMAP, which uses independent private sector auditors to audit the source, including the mines of origin, and the chain of custody of the conflict minerals used by smelters and refiners that agree to participate in the program.

Step 5: Publicly Report on Supply Chain Due Diligence

We have published our Form SD for the year ended December 31, 2023 and this report on our website at
https://www.manitexinternational.com/sec-filing.

4.	Due Diligence Results

Survey Results

For the 2023 Reporting Year, 44% of Manitex International’s suppliers have responded to the supply chain survey via the CMRT, version 6.31 or higher. Of the received CMRTs, 43.87% were considered valid and 0.48% of received CMRTs were considered invalid. Manitex International continues to review its vendor lists and is working with the suppliers to increase the valid response rates.

Metrics are summarized in the table below in order to assess progress over time:

Calendar Year	Suppliers in Scope	% Responded	% Invalid
RY 2023	620	44%	0.81%
RY 2022	620	46%	0.81%
RY 2021	674	44%	0.75%

The large majority of the responses received provided data at a company or divisional level or, as described above, were unable to specify the smelters or refiners used for components supplied to Manitex International. We are therefore unable to determine whether the 3TGs reported by the suppliers were contained in components or parts supplied to us. Furthermore, suppliers did not always provide smelter lists nor were the smelter lists consistently completed with smelter identification numbers and therefore we were unable to validate that any of these smelters or refiners are actually in our supply chain.

Smelters and Refiners

Certain responses provided by suppliers on the CMRT included the names of facilities listed by the suppliers as smelters or refiners. We do not typically have a direct relationship with 3TG smelters and refiners and do not perform or direct audits of these entities within our supply chain. Assent compared these facilities listed in the responses to the list of smelters maintained by the Responsible Minerals Initiative (“RMI”) and, if a supplier indicated that the facility was certified as “Conflict-Free,” confirmed that the name was listed by RMI. Of the 354 validated smelters or refiners, 225 are certified to be compliant to RMAP conflict-free protocols. Attached as Appendix A is a full list of all legitimate smelters or refiners that have been declared by our suppliers. Due to the submission of mostly company-level responses, we are not able to determine if all facilities listed can actually be linked to any Manitex products.

Appendix B includes an aggregated list of countries of origin from which the reported facilities collectively source 3TGs, based on information provided through the CMRT data collection process, from direct smelter outreach and the RMAP. As mentioned in the above section, it is understood that many responses may provide more data than can be directly linked to products sold by Manitex International, therefore, Appendix B may contain more countries than those that the Company’s products are being sourced from.

As noted above, the current efforts focus on gathering smelter information via the CMRT and, as the program progresses, requiring full completion of all necessary smelter identification information which will enable the validation and disclosure of the smelters as well as the tracing of the 3TGs to their location of origin. Seeking information about 3TG smelters and refiners in our supply chain represents the most reasonable effort we can make to determine the mines or locations of origin of the 3TG in our supply chain.

5.	Steps to be taken to mitigate risk

Our conflict minerals program will continue to focus on vetting smelter and refiner data including:

•	Requiring the use of the smelter identification numbers. Supplier responses will not be considered complete without identification numbers.

•

Suppliers will also be requested to inform Manitex, through Assent, of the correlation between these smelters or refiners and the products and parts they supply to Manitex International and its in-scope divisions.

•	A comparison of the facilities identified to the RMI list of smelters.

•	Efforts to determine mine or location of origin.

We also intend to take the following steps to enhance the due diligence conducted to further mitigate any risk that the necessary 3TGs in our products could benefit armed groups in the Covered Countries:

•	Continue to engage with suppliers and direct them to training resources to attempt to increase the response rate and improve the content of the supplier survey responses.

•

Engage any of our suppliers found to be supplying us with 3TGs from sources that directly or indirectly finance armed conflict in the Covered Countries to determine if an alternative source of 3TGs can be found that do not support such armed conflict.

APPENDIX A: SMELTER LIST

Includes: Mineral, smelter/refinery name, location.

This list includes all of the smelters and refiners listed by our suppliers in their completed CMRTs that appear on the lists of smelters maintained by the RMI. Since most of the CMRTs we received from our suppliers were made on a company or division level basis, rather than on a product-level basis, we are not able to identify which smelters or refiners listed below actually processed the 3TGs contained in our products. Therefore, our list of processing smelters and refiners disclosed here may contain more facilities than those that actually processed the conflict minerals contained in our products.

Metal	Smelter Name	Smelter Facility Location	Smelter ID
Gold	Advanced Chemical Company	United States Of America	CID000015
Gold	Aida Chemical Industries Co., Ltd.	Japan	CID000019
Gold	Agosi AG	Germany	CID000035
Gold	Almalyk Mining and Metallurgical Complex (AMMC)	Uzbekistan	CID000041
Gold	AngloGold Ashanti Corrego do Sitio Mineracao	Brazil	CID000058
Gold	Argor-Heraeus S.A.	Switzerland	CID000077
Gold	Asahi Pretec Corp.	Japan	CID000082
Gold	Asaka Riken Co., Ltd.	Japan	CID000090
Gold	Atasay Kuyumculuk Sanayi Ve Ticaret A.S.	Turkey	CID000103
Gold	Aurubis AG	Germany	CID000113
Gold	Bangko Sentral ng Pilipinas (Central Bank of the Philippines)	Philippines	CID000128
Gold	Boliden AB	Sweden	CID000157
Gold	C. Hafner GmbH + Co. KG	Germany	CID000176
Gold	Caridad	Mexico	CID000180
Gold	CCR Refinery - Glencore Canada Corporation	Canada	CID000185
Gold	Cendres + Metaux S.A.	Switzerland	CID000189
Gold	Yunnan Copper Industry Co., Ltd.	China	CID000197
Gold	Chimet S.p.A.	Italy	CID000233
Gold	Chugai Mining	Japan	CID000264
Gold	Daye Non-Ferrous Metals Mining Ltd.	China	CID000343
Gold	DSC (Do Sung Corporation)	Korea, Republic Of	CID000359
Gold	Dowa	Japan	CID000401
Gold	Eco-System Recycling Co., Ltd. East Plant	Japan	CID000425
Gold	JSC Novosibirsk Refinery	Russian Federation	CID000493
Gold	Refinery of Seemine Gold Co., Ltd.	China	CID000522
Gold	Guoda Safina High-Tech Environmental Refinery Co., Ltd.	China	CID000651
Gold	Hangzhou Fuchunjiang Smelting Co., Ltd.	China	CID000671
Gold	LT Metal Ltd.	Korea, Republic Of	CID000689
Gold	Heimerle + Meule GmbH	Germany	CID000694
Gold	Heraeus Metals Hong Kong Ltd.	China	CID000707
Gold	Heraeus Germany GmbH Co. KG	Germany	CID000711
Gold	Hunan Chenzhou Mining Co., Ltd.	China	CID000767
Gold	Hunan Guiyang yinxing Nonferrous Smelting Co., Ltd.	China	CID000773
Gold	HwaSeong CJ CO., LTD.	Korea, Republic Of	CID000778
Gold	Inner Mongolia Qiankun Gold and Silver Refinery Share Co., Ltd.	China	CID000801
Gold	Ishifuku Metal Industry Co., Ltd.	Japan	CID000807
Gold	Istanbul Gold Refinery	Turkey	CID000814
Gold	Japan Mint	Japan	CID000823
Gold	Jiangxi Copper Co., Ltd.	China	CID000855
Gold	Asahi Refining USA Inc.	United States Of America	CID000920
Gold	Asahi Refining Canada Ltd.	Canada	CID000924
Gold	JSC Ekaterinburg Non-Ferrous Metal Processing Plant	Russian Federation	CID000927
Gold	JSC Uralelectromed	Russian Federation	CID000929
Gold	JX Nippon Mining & Metals Co., Ltd.	Japan	CID000937
Gold	Kazakhmys Smelting LLC	Kazakhstan	CID000956
Gold	Kazzinc	Kazakhstan	CID000957
Gold	Kennecott Utah Copper LLC	United States Of America	CID000969
Gold	Kojima Chemicals Co., Ltd.	Japan	CID000981
Gold	Kyrgyzaltyn JSC	Kyrgyzstan	CID001029
Gold	L’azurde Company For Jewelry	Saudi Arabia	CID001032
Gold	Lingbao Gold Co., Ltd.	China	CID001056
Gold	Lingbao Jinyuan Tonghui Refinery Co., Ltd.	China	CID001058
Gold	LS-NIKKO Copper Inc.	Korea, Republic Of	CID001078

Gold	Luoyang Zijin Yinhui Gold Refinery Co., Ltd.	China	CID001093
Gold	Materion	United States Of America	CID001113
Gold	Matsuda Sangyo Co., Ltd.	Japan	CID001119
Gold	Metalor Technologies (Suzhou) Ltd.	China	CID001147
Gold	Metalor Technologies (Hong Kong) Ltd.	China	CID001149
Gold	Metalor Technologies (Singapore) Pte., Ltd.	Singapore	CID001152
Gold	Metalor Technologies S.A.	Switzerland	CID001153
Gold	Metalor USA Refining Corporation	United States Of America	CID001157
Gold	Metalurgica Met-Mex Penoles S.A. De C.V.	Mexico	CID001161
Gold	Mitsubishi Materials Corporation	Japan	CID001188
Gold	Mitsui Mining and Smelting Co., Ltd.	Japan	CID001193
Gold	Moscow Special Alloys Processing Plant	Russian Federation	CID001204
Gold	Nadir Metal Rafineri San. Ve Tic. A.S.	Turkey	CID001220
Gold	Navoi Mining and Metallurgical Combinat	Uzbekistan	CID001236
Gold	Nihon Material Co., Ltd.	Japan	CID001259
Gold	Ohura Precious Metal Industry Co., Ltd.	Japan	CID001325
Gold	OJSC “The Gulidov Krasnoyarsk Non-Ferrous Metals Plant” (OJSC Krastsvetmet)	Russian Federation	CID001326
Gold	MKS PAMP SA	Switzerland	CID001352
Gold	Penglai Penggang Gold Industry Co., Ltd.	China	CID001362
Gold	Prioksky Plant of Non-Ferrous Metals	Russian Federation	CID001386
Gold	PT Aneka Tambang (Persero) Tbk	Indonesia	CID001397
Gold	PX Precinox S.A.	Switzerland	CID001498
Gold	Rand Refinery (Pty) Ltd.	South Africa	CID001512
Gold	Royal Canadian Mint	Canada	CID001534
Gold	Sabin Metal Corp.	United States Of America	CID001546
Gold	Samduck Precious Metals	Korea, Republic Of	CID001555
Gold	Samwon Metals Corp.	Korea, Republic Of	CID001562
Gold	SEMPSA Joyeria Plateria S.A.	Spain	CID001585
Gold	Shandong Tiancheng Biological Gold Industrial Co., Ltd.	China	CID001619
Gold	Shandong Zhaojin Gold & Silver Refinery Co., Ltd.	China	CID001622
Gold	Sichuan Tianze Precious Metals Co., Ltd.	China	CID001736
Gold	SOE Shyolkovsky Factory of Secondary Precious Metals	Russian Federation	CID001756
Gold	Solar Applied Materials Technology Corp.	Taiwan, Province Of China	CID001761
Gold	Sumitomo Metal Mining Co., Ltd.	Japan	CID001798
Gold	Super Dragon Technology Co., Ltd.	Taiwan, Province Of China	CID001810
Gold	Tanaka Kikinzoku Kogyo K.K.	Japan	CID001875
Gold	Great Wall Precious Metals Co., Ltd. of CBPM	China	CID001909
Gold	Shandong Gold Smelting Co., Ltd.	China	CID001916
Gold	Tokuriki Honten Co., Ltd.	Japan	CID001938
Gold	Tongling Nonferrous Metals Group Co., Ltd.	China	CID001947
Gold	Torecom	Korea, Republic Of	CID001955
Gold	Umicore S.A. Business Unit Precious Metals Refining	Belgium	CID001980
Gold	United Precious Metal Refining, Inc.	United States Of America	CID001993
Gold	Valcambi S.A.	Switzerland	CID002003
Gold	Western Australian Mint (T/a The Perth Mint)	Australia	CID002030
Gold	Yamakin Co., Ltd.	Japan	CID002100
Gold	Yokohama Metal Co., Ltd.	Japan	CID002129
Gold	Zhongyuan Gold Smelter of Zhongjin Gold Corporation	China	CID002224
Gold	Gold Refinery of Zijin Mining Group Co., Ltd.	China	CID002243
Gold	Morris and Watson	New Zealand	CID002282
Gold	SAFINA A.S.	Czechia	CID002290
Gold	Guangdong Jinding Gold Limited	China	CID002312
Gold	Umicore Precious Metals Thailand	Thailand	CID002314
Gold	MMTC-PAMP India Pvt., Ltd.	India	CID002509
Gold	KGHM Polska Miedz Spolka Akcyjna	Poland	CID002511

Gold	Fidelity Printers and Refiners Ltd.	Zimbabwe	CID002515
Gold	Singway Technology Co., Ltd.	Taiwan, Province Of China	CID002516
Gold	Shandong Humon Smelting Co., Ltd.	China	CID002525
Gold	Shenzhen Zhonghenglong Real Industry Co., Ltd.	China	CID002527
Gold	Al Etihad Gold Refinery DMCC	United Arab Emirates	CID002560
Gold	Emirates Gold DMCC	United Arab Emirates	CID002561
Gold	International Precious Metal Refiners	United Arab Emirates	CID002562
Gold	Kaloti Precious Metals	United Arab Emirates	CID002563
Gold	Sudan Gold Refinery	Sudan	CID002567
Gold	T.C.A S.p.A	Italy	CID002580
Gold	REMONDIS PMR B.V.	Netherlands	CID002582
Gold	Fujairah Gold FZC	United Arab Emirates	CID002584
Gold	Industrial Refining Company	Belgium	CID002587
Gold	Shirpur Gold Refinery Ltd.	India	CID002588
Gold	Korea Zinc Co., Ltd.	Korea, Republic Of	CID002605
Gold	Marsam Metals	Brazil	CID002606
Gold	TOO Tau-Ken-Altyn	Kazakhstan	CID002615
Gold	Abington Reldan Metals, LLC	United States Of America	CID002708
Gold	Shenzhen CuiLu Gold Co., Ltd.	China	CID002750
Gold	Albino Mountinho Lda.	Portugal	CID002760
Gold	SAAMP	France	CID002761
Gold	L’Orfebre S.A.	Andorra	CID002762
Gold	8853 S.p.A.	Italy	CID002763
Gold	Italpreziosi	Italy	CID002765
Gold	WIELAND Edelmetalle GmbH	Germany	CID002778
Gold	Ogussa Osterreichische Gold- und Silber-Scheideanstalt GmbH	Austria	CID002779
Gold	AU Traders and Refiners	South Africa	CID002850
Gold	GGC Gujrat Gold Centre Pvt. Ltd.	India	CID002852
Gold	Sai Refinery	India	CID002853
Gold	Modeltech Sdn Bhd	Malaysia	CID002857
Gold	Bangalore Refinery	India	CID002863
Gold	Kyshtym Copper-Electrolytic Plant ZAO	Russian Federation	CID002865
Gold	Degussa Sonne / Mond Goldhandel GmbH	Germany	CID002867
Gold	Pease & Curren	United States Of America	CID002872
Gold	JALAN & Company	India	CID002893
Gold	SungEel HiMetal Co., Ltd.	Korea, Republic Of	CID002918
Gold	Planta Recuperadora de Metales SpA	Chile	CID002919
Gold	ABC Refinery Pty Ltd.	Australia	CID002920
Gold	Safimet S.p.A	Italy	CID002973
Gold	State Research Institute Center for Physical Sciences and Technology	Lithuania	CID003153
Gold	African Gold Refinery	Uganda	CID003185
Gold	Gold Coast Refinery	Ghana	CID003186
Gold	NH Recytech Company	Korea, Republic Of	CID003189
Gold	QG Refining, LLC	United States Of America	CID003324
Gold	Dijllah Gold Refinery FZC	United Arab Emirates	CID003348
Gold	CGR Metalloys Pvt Ltd.	India	CID003382
Gold	Sovereign Metals	India	CID003383
Gold	Eco-System Recycling Co., Ltd. North Plant	Japan	CID003424
Gold	Eco-System Recycling Co., Ltd. West Plant	Japan	CID003425
Gold	Augmont Enterprises Private Limited	India	CID003461
Gold	Kundan Care Products Ltd.	India	CID003463
Gold	Emerald Jewel Industry India Limited (Unit 1)	India	CID003487
Gold	Emerald Jewel Industry India Limited (Unit 2)	India	CID003488
Gold	Emerald Jewel Industry India Limited (Unit 3)	India	CID003489
Gold	Emerald Jewel Industry India Limited (Unit 4)	India	CID003490

Gold	K.A. Rasmussen	Norway	CID003497
Gold	Alexy Metals	United States Of America	CID003500
Gold	MD Overseas	India	CID003548
Gold	Metallix Refining Inc.	United States Of America	CID003557
Gold	Metal Concentrators SA (Pty) Ltd.	South Africa	CID003575
Gold	WEEEREFINING	France	CID003615
Gold	Gold by Gold Colombia	Colombia	CID003641
Gold	Dongwu Gold Group	China	CID003663
Gold	Sam Precious Metals	United Arab Emirates	CID003666
Gold	Coimpa Industrial LTDA	Brazil	CID004010
Gold	GG Refinery Ltd.	Tanzania, United Republic Of	CID004506
Gold	Impala Refineries – Base Metals Refinery (BMR)	South Africa	CID004604
Gold	Impala Rustenburg	South Africa	CID004610
Tantalum	Yanling Jincheng Tantalum & Niobium Co., Ltd.	China	CID001522
Tantalum	TANIOBIS Co., Ltd.	Thailand	CID002544
Tantalum	TANIOBIS GmbH	Germany	CID002545
Tantalum	TANIOBIS Smelting GmbH & Co. KG	Germany	CID002550
Tantalum	Global Advanced Metals Boyertown	United States Of America	CID002557
Tantalum	Guangdong Rising Rare Metals-EO Materials Ltd.	China	CID000291
Tantalum	F&X Electro-Materials Ltd.	China	CID000460
Tantalum	XIMEI RESOURCES (GUANGDONG) LIMITED	China	CID000616
Tantalum	JiuJiang JinXin Nonferrous Metals Co., Ltd.	China	CID000914
Tantalum	Jiujiang Tanbre Co., Ltd.	China	CID000917
Tantalum	AMG Brasil	Brazil	CID001076
Tantalum	Metallurgical Products India Pvt., Ltd.	India	CID001163
Tantalum	Mineracao Taboca S.A.	Brazil	CID001175
Tantalum	Mitsui Mining and Smelting Co., Ltd.	Japan	CID001192
Tantalum	NPM Silmet AS	Estonia	CID001200
Tantalum	Ningxia Orient Tantalum Industry Co., Ltd.	China	CID001277
Tantalum	QuantumClean	United States Of America	CID001508
Tantalum	Solikamsk Magnesium Works OAO	Russian Federation	CID001769
Tantalum	Taki Chemical Co., Ltd.	Japan	CID001869
Tantalum	Telex Metals	United States Of America	CID001891
Tantalum	Ulba Metallurgical Plant JSC	Kazakhstan	CID001969
Tantalum	Hengyang King Xing Lifeng New Materials Co., Ltd.	China	CID002492
Tantalum	D Block Metals, LLC	United States Of America	CID002504
Tantalum	FIR Metals & Resource Ltd.	China	CID002505
Tantalum	Jiujiang Zhongao Tantalum & Niobium Co., Ltd.	China	CID002506
Tantalum	XinXing HaoRong Electronic Material Co., Ltd.	China	CID002508
Tantalum	Jiangxi Dinghai Tantalum & Niobium Co., Ltd.	China	CID002512
Tantalum	KEMET de Mexico	Mexico	CID002539
Tantalum	Materion Newton Inc.	United States Of America	CID002548
Tantalum	TANIOBIS Japan Co., Ltd.	Japan	CID002549
Tantalum	Global Advanced Metals Aizu	Japan	CID002558
Tantalum	Resind Industria e Comercio Ltda.	Brazil	CID002707
Tantalum	Jiangxi Tuohong New Raw Material	China	CID002842
Tantalum	RFH Yancheng Jinye New Material Technology Co., Ltd.	China	CID003583
Tantalum	5D Production OU	Estonia	CID003926
Tantalum	PowerX Ltd.	Rwanda	CID004054
Tin	EM Vinto	Bolivia (Plurinational State Of)	CID000438
Tin	Fenix Metals	Poland	CID000468
Tin	China Tin Group Co., Ltd.	China	CID001070
Tin	Malaysia Smelting Corporation (MSC)	Malaysia	CID001105
Tin	Mineracao Taboca S.A.	Brazil	CID001173
Tin	Minsur	Peru	CID001182

Tin	Operaciones Metalurgicas S.A.	Bolivia (Plurinational State Of)	CID001337
Tin	PT Babel Surya Alam Lestari	Indonesia	CID001406
Tin	PT Bukit Timah	Indonesia	CID001428
Tin	PT Mitra Stania Prima	Indonesia	CID001453
Tin	PT Prima Timah Utama	Indonesia	CID001458
Tin	PT Refined Bangka Tin	Indonesia	CID001460
Tin	PT Stanindo Inti Perkasa	Indonesia	CID001468
Tin	PT Timah Tbk Kundur	Indonesia	CID001477
Tin	PT Timah Tbk Mentok	Indonesia	CID001482
Tin	PT Tinindo Inter Nusa	Indonesia	CID001490
Tin	PT Tommy Utama	Indonesia	CID001493
Tin	Thaisarco	Thailand	CID001898
Tin	White Solder Metalurgia e Mineracao Ltda.	Brazil	CID002036
Tin	CV Venus Inti Perkasa	Indonesia	CID002455
Tin	PT ATD Makmur Mandiri Jaya	Indonesia	CID002503
Tin	Aurubis Beerse	Belgium	CID002773
Tin	PT Menara Cipta Mulia	Indonesia	CID002835
Tin	PT Bangka Serumpun	Indonesia	CID003205
Tin	Tin Technology & Refining	United States Of America	CID003325
Tin	Luna Smelter, Ltd.	Rwanda	CID003387
Tin	Chenzhou Yunxiang Mining and Metallurgy Co., Ltd.	China	CID000228
Tin	Alpha	United States Of America	CID000292
Tin	PT Aries Kencana Sejahtera	Indonesia	CID000309
Tin	PT Premium Tin Indonesia	Indonesia	CID000313
Tin	Dowa	Japan	CID000402
Tin	Estanho de Rondonia S.A.	Brazil	CID000448
Tin	Gejiu Non-Ferrous Metal Processing Co., Ltd.	China	CID000538
Tin	Gejiu Zili Mining And Metallurgy Co., Ltd.	China	CID000555
Tin	Gejiu Kai Meng Industry and Trade LLC	China	CID000942
Tin	Metallic Resources, Inc.	United States Of America	CID001142
Tin	Mitsubishi Materials Corporation	Japan	CID001191
Tin	Jiangxi New Nanshan Technology Ltd.	China	CID001231
Tin	Novosibirsk Tin Combine	Russian Federation	CID001305
Tin	O.M. Manufacturing (Thailand) Co., Ltd.	Thailand	CID001314
Tin	PT Artha Cipta Langgeng	Indonesia	CID001399
Tin	PT Babel Inti Perkasa	Indonesia	CID001402
Tin	PT Bangka Tin Industry	Indonesia	CID001419
Tin	PT Belitung Industri Sejahtera	Indonesia	CID001421
Tin	PT Panca Mega Persada	Indonesia	CID001457
Tin	PT Sariwiguna Binasentosa	Indonesia	CID001463
Tin	PT Timah Nusantara	Indonesia	CID001486
Tin	Rui Da Hung	Taiwan, Province Of China	CID001539
Tin	Gejiu Yunxin Nonferrous Electrolysis Co., Ltd.	China	CID001908
Tin	VQB Mineral and Trading Group JSC	Viet Nam	CID002015
Tin	Yunnan Chengfeng Non-ferrous Metals Co., Ltd.	China	CID002158
Tin	Tin Smelting Branch of Yunnan Tin Co., Ltd.	China	CID002180
Tin	Magnu’s Minerais Metais e Ligas Ltda.	Brazil	CID002468
Tin	PT Tirus Putra Mandiri	Indonesia	CID002478
Tin	Melt Metais e Ligas S.A.	Brazil	CID002500
Tin	O.M. Manufacturing Philippines, Inc.	Philippines	CID002517
Tin	CV Ayi Jaya	Indonesia	CID002570
Tin	Electro-Mechanical Facility of the Cao Bang Minerals & Metallurgy Joint Stock Company	Viet Nam	CID002572
Tin	Nghe Tinh Non-Ferrous Metals Joint Stock Company	Viet Nam	CID002573
Tin	Tuyen Quang Non-Ferrous Metals Joint Stock Company	Viet Nam	CID002574
Tin	PT Rajehan Ariq	Indonesia	CID002593

Tin	PT Cipta Persada Mulia	Indonesia	CID002696
Tin	An Vinh Joint Stock Mineral Processing Company	Viet Nam	CID002703
Tin	Resind Industria e Comercio Ltda.	Brazil	CID002706
Tin	Super Ligas	Brazil	CID002756
Tin	Aurubis Berango	Spain	CID002774
Tin	PT Bangka Prima Tin	Indonesia	CID002776
Tin	PT Sukses Inti Makmur	Indonesia	CID002816
Tin	HuiChang Hill Tin Industry Co., Ltd.	China	CID002844
Tin	Modeltech Sdn Bhd	Malaysia	CID002858
Tin	Guangdong Hanhe Non-Ferrous Metal Co., Ltd.	China	CID003116
Tin	Chifeng Dajingzi Tin Industry Co., Ltd.	China	CID003190
Tin	Pongpipat Company Limited	Myanmar	CID003208
Tin	Dongguan CiEXPO Environmental Engineering Co., Ltd.	China	CID003356
Tin	Ma’anshan Weitai Tin Co., Ltd.	China	CID003379
Tin	PT Rajawali Rimba Perkasa	Indonesia	CID003381
Tin	Yunnan Yunfan Non-ferrous Metals Co., Ltd.	China	CID003397
Tin	Precious Minerals and Smelting Limited	India	CID003409
Tin	Gejiu City Fuxiang Industry and Trade Co., Ltd.	China	CID003410
Tin	PT Mitra Sukses Globalindo	Indonesia	CID003449
Tin	CRM Fundicao De Metais E Comercio De Equipamentos Eletronicos Do Brasil Ltda	Brazil	CID003486
Tin	CRM Synergies	Spain	CID003524
Tin	Fabrica Auricchio Industria e Comercio Ltda.	Brazil	CID003582
Tin	DS Myanmar	Myanmar	CID003831
Tin	PT Putera Sarana Shakti (PT PSS)	Indonesia	CID003868
Tin	Mining Minerals Resources SARL	Congo, Democratic Republic Of The	CID004065
Tin	Takehara PVD Materials Plant / PVD Materials Division of MITSUI MINING & SMELTING CO., LTD.	Japan	CID004403
Tin	Malaysia Smelting Corporation Berhad (Port Klang)	Malaysia	CID004434
Tungsten	A.L.M.T. Corp.	Japan	CID000004
Tungsten	Kennametal Huntsville	United States Of America	CID000105
Tungsten	Global Tungsten & Powders LLC	United States Of America	CID000568
Tungsten	Xiamen Tungsten Co., Ltd.	China	CID002082
Tungsten	Ganzhou Jiangwu Ferrotungsten Co., Ltd.	China	CID002315
Tungsten	Ganzhou Seadragon W & Mo Co., Ltd.	China	CID002494
Tungsten	Asia Tungsten Products Vietnam Ltd.	Viet Nam	CID002502
Tungsten	Hunan Shizhuyuan Nonferrous Metals Co., Ltd. Chenzhou Tungsten Products Branch	China	CID002513
Tungsten	H.C. Starck Tungsten GmbH	Germany	CID002541
Tungsten	Masan High-Tech Materials	Viet Nam	CID002543
Tungsten	Jiangwu H.C. Starck Tungsten Products Co., Ltd.	China	CID002551
Tungsten	Guangdong Xianglu Tungsten Co., Ltd.	China	CID000218
Tungsten	Chongyi Zhangyuan Tungsten Co., Ltd.	China	CID000258
Tungsten	CNMC (Guangxi) PGMA Co., Ltd.	China	CID000281
Tungsten	Hunan Chenzhou Mining Co., Ltd.	China	CID000766
Tungsten	Hunan Jintai New Material Co., Ltd.	China	CID000769
Tungsten	Japan New Metals Co., Ltd.	Japan	CID000825
Tungsten	Kennametal Fallon	United States Of America	CID000966
Tungsten	Wolfram Bergbau und Hutten AG	Austria	CID002044
Tungsten	Jiangxi Minmetals Gao’an Non-ferrous Metals Co., Ltd.	China	CID002313
Tungsten	Jiangxi Yaosheng Tungsten Co., Ltd.	China	CID002316
Tungsten	Jiangxi Xinsheng Tungsten Industry Co., Ltd.	China	CID002317
Tungsten	Jiangxi Tonggu Non-ferrous Metallurgical & Chemical Co., Ltd.	China	CID002318
Tungsten	Malipo Haiyu Tungsten Co., Ltd.	China	CID002319
Tungsten	Xiamen Tungsten (H.C.) Co., Ltd.	China	CID002320
Tungsten	Jiangxi Gan Bei Tungsten Co., Ltd.	China	CID002321
Tungsten	TANIOBIS Smelting GmbH & Co. KG	Germany	CID002542
Tungsten	Niagara Refining LLC	United States Of America	CID002589

Tungsten	China Molybdenum Tungsten Co., Ltd.	China	CID002641
Tungsten	Hydrometallurg, JSC	Russian Federation	CID002649
Tungsten	Unecha Refractory metals plant	Russian Federation	CID002724
Tungsten	Philippine Chuangxin Industrial Co., Inc.	Philippines	CID002827
Tungsten	ACL Metais Eireli	Brazil	CID002833
Tungsten	Moliren Ltd.	Russian Federation	CID002845
Tungsten	Lianyou Metals Co., Ltd.	Taiwan, Province Of China	CID003407
Tungsten	JSC “Kirovgrad Hard Alloys Plant”	Russian Federation	CID003408
Tungsten	NPP Tyazhmetprom LLC	Russian Federation	CID003416
Tungsten	Hubei Green Tungsten Co., Ltd.	China	CID003417
Tungsten	Albasteel Industria e Comercio de Ligas Para Fundicao Ltd.	Brazil	CID003427
Tungsten	Cronimet Brasil Ltda	Brazil	CID003468
Tungsten	Artek LLC	Russian Federation	CID003553
Tungsten	Fujian Xinlu Tungsten Co., Ltd.	China	CID003609
Tungsten	OOO “Technolom” 2	Russian Federation	CID003612
Tungsten	OOO “Technolom” 1	Russian Federation	CID003614
Tungsten	LLC Vostok	Russian Federation	CID003643
Tungsten	YUDU ANSHENG TUNGSTEN CO., LTD.	China	CID003662
Tungsten	HANNAE FOR T Co., Ltd.	Korea, Republic Of	CID003978
Tungsten	Tungsten Vietnam Joint Stock Company	Viet Nam	CID003993
Tungsten	Nam Viet Cromit Joint Stock Company	Viet Nam	CID004034
Tungsten	MALAMET SMELTING SDN. BHD.	Malaysia	CID004056
Tungsten	DONGKUK INDUSTRIES CO., LTD.	Korea, Republic Of	CID004060
Tungsten	Lianyou Resources Co., Ltd.	Taiwan, Province Of China	CID004397
Tungsten	Shinwon Tungsten (Fujian Shanghang) Co., Ltd.	China	CID004430
Tungsten	Kenee Mining Corporation Vietnam	Viet Nam	CID004619

APPENDIX B: COUNTRIES OF ORIGIN

Includes: List of countries that declared smelters are known to source from.

Afghanistan

Ãland Islands

Albania

American Samoa

Andorra

Angola

Argentina

Armenia

Aruba

Australia

Austria

Azerbaijan

Bahamas

Barbados

Belarus

Belgium

Benin

Bermuda

Bolivia (Plurinational State of)

Brazil

Bulgaria

Burkina Faso

Burundi

Cambodia

Canada

Central African Republic

Chile

China

Colombia

Congo

Czechia

Democratic Republic of Congo

Djibouti

Dominica

Dominican Republic

Ecuador

Egypt

Eritrea

Estonia

Ethiopia

Finland

France

Georgia

Germany

Ghana

Guam

Guatemala

Guinea

Guyana

Honduras

Hong Kong

Hungary

India

Indonesia

Ireland

Israel

Italy

Japan

Jersey

Kazakhstan

Kenya

Korea

Kyrgyzstan

Liberia

Liechtenstein

Lithuania

Luxembourg

Madagascar

Malaysia

Mali

Mauritania

Mexico

Mongolia

Morocco

Mozambique

Myanmar

Namibia

Netherlands

New Zealand

Nicaragua

Niger

Nigeria

Norway

Panama

Papua New Guinea

Peru

Philippines

Poland

Portugal

Russian Federation

Rwanda

Samoa

Saudi Arabia

Senegal

Sierra Leone

Singapore

Slovakia

Slovenia

South Africa

South Sudan

Spain

Sudan

Suriname

Sweden

Switzerland

Taiwan

Tajikistan

Tanzania

Thailand

Turkey

Uganda

United Arab Emirates

United Kingdom

United States

Uzbekistan

Viet Nam

Zambia

Zimbabwe